AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of January 15, 2008 (the “Effective Date”), is entered into by and between Fund.com Inc., a Delaware corporation (“Fund”) and  Eastern Services Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of Fund and the Company have adopted and declared advisable this Agreement and Plan of Merger, providing for the merger of Fund with and into the Company (the “Merger”) under the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders;

WHEREAS, Fund and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, the parties intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement:

“Agreement” means this agreement, as it may be amended or modified and in effect from time to time.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Class A Common Stock” means common stock, par value $0.001 per share, of the Surviving Corporation.

“Class B Common Stock” means common stock, par value $0.001 per share, of the Surviving Corporation.

“Closing” is defined in Section 5.1.

“Closing Date” is defined in Section 5.1.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Company” is defined in the preamble to this Agreement.

“Company Documents” is defined in Section 3.4.

“Company Financial Statements” is defined in Section 3.6.

“Company Required Stockholder Approval” means the approval of at least a majority of the outstanding shares of Company Stock.

“Company Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Voting Debt” is defined in Section 3.3(a).

“Constituent Companies” means the Company and Fund.

“Dissenting Shareholders” is defined in Section 2.9.

“Dissenting Shares” is defined in Section 2.9.

“Effective Date” is defined in the preamble to this Agreement.

“Effective Time” means the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware, in accordance with the DGCL.

“Evaluation Date” is defined in Section 3.13.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any rule and regulation issued thereunder.

“Fund Common Stock” is defined in Section 2.5(b).

“Fund Documents” is defined in Section 4.2.

“Fund Preferred Stock” is defined in Section 2.5(c).

“Fund Required Stockholder Approval” means the approval of at least a majority of  the outstanding shares of Fund Common Stock and Fund Preferred Stock, voting together as a class.

“Fund Stock” means the Fund Common Stock and the Fund Preferred Stock.

“Fund Voting Debt” is defined in Section 4.3(a).

“GAAP” means generally accepted accounting principles as in effect from time to time, applied in a consistent manner.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Material Adverse Effect” means, with respect to a Person, a material adverse effect on (i) the business, Property, condition (financial or otherwise), or results of operations of the Person and its Subsidiaries, if any, taken as a whole, (ii) the ability of the Person to consummate the transactions contemplated by this Agreement, or (iii) the validity or enforceability of this Agreement or the rights or remedies of such Person hereunder.

“Merger” is defined in the Recitals to this Agreement.

“Merger Price” means the aggregate amount of shares of Class A Common Stock and Class B Common Stock that are issuable pursuant to Section 2.5.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Surviving Corporation” is defined in Section 2.1.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
THE MERGER

2.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Fund will be merged with and into the Company.  Following the Effective Time,  in accordance with this Agreement, the separate existence of Fund shall cease, and the Company shall continue as the surviving corporation.  The Company as it exists from and after the Effective Time is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2 Effect of the Merger.  Upon the effectiveness of the Merger, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Companies; and all property, real, personal and mixed, and all debts due to any of the Constituent Companies on whatever account, including subscriptions to shares, and all other things in action and all and every other interest, of or belonging to each of the Constituent Companies, shall be vested in the Surviving Corporation without further act or deed and without any transfer or assignment having occurred; and all property, rights, privileges, immunities and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise in either of the Constituent Companies shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Companies shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; and all other effects of the Merger specified in the DGCL shall result therefrom.

2.3 Consummation of the Merger.  As soon as practicable after the satisfaction or waiver of the conditions to this Agreement, the parties hereto will cause the Merger to be consummated by filing with the appropriate agency of the State of Delaware a properly executed Certificate of Merger, substantially in the form attached as Exhibit A, incorporating, to the extent required by the laws of the State of Delaware, this Agreement.

2.4 Certificate of Incorporation; Bylaws; Directors and Officers.

(a)            At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger to be in the form of the amended and restated certificate of incorporation attached hereto to as Exhibit B and, as so amended, such certificate of incorporation shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)            At the Effective Time, the by-laws of Fund, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(c)            The directors of Fund immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(d)            The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Fund or any holder of any shares of capital stock of Fund:

(a) (i) Each share of Company Stock that is owned by the Company or held in the treasury of the Company or of any of its Subsidiaries shall be canceled and retired and cease to exist and no consideration shall be paid or delivered in exchange therefore and (ii) each share of Fund Stock that is owned by Fund or held in the treasury of Fund or of any of its Subsidiaries shall be canceled and retired and cease to exist and no consideration shall be paid or delivered in exchange therefore.

(b) Each share of common stock, par value $0.00001 per share of Fund (“Fund Common Stock”) shall be converted into the right to receive .1278 validly issued, fully paid and non-assessable shares of Class A Common Stock; provided, however, if a holder of Fund Common Stock also holds Series A Preferred Stock, par value $.001 per share, of Fund (“Fund Preferred Stock”) then each share of Fund Common Stock held by such holder shall be converted into the right to receive .1278 validly issued, fully paid and non-assessable shares of Class B Common Stock (for the avoidance of doubt the Fund Preferred Stock held by such holder shall be cancelled).

(c) Each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Class A Common Stock.

(d) At the Effective Time, all shares of Company Stock and Fund Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing such shares of Company Stock or Fund Stock shall cease to have any rights with respect thereto, except the right to receive the portion of the Merger Price payable in respect of such holder’s shares of Company Stock or Fund Stock.

2.6 Merger Payment Procedure.  As soon as practicable after the Effective Time, the Surviving Corporation will distribute to each holder of Company Stock or Fund Stock, upon surrender to the Surviving Corporation of one or more certificates for such shares of Company Stock or Fund Stock, as the case may be, for cancellation, a certificate or certificates representing the portion of the Merger Price payable in respect of such holders shares of Company Stock or Fund Stock, as the case may be, as a result of the Merger pursuant to Section 2.5 hereof.

2.7 No Further Ownership Rights in Company Common Stock.  The Merger Price paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to all shares of Company Stock and Fund Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock or Fund Stock that were outstanding immediately prior to the Effective Time.

If, after the Effective Time, any certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock or Fund Stuck are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.  If any certificate shall not have been surrendered immediately prior to such date on which any Merger Price with respect thereto would otherwise escheat to or become the property of any governmental body, any such Merger Price shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.8 Lost Certificates.  If any certificate that immediately prior to the Effective Time represented outstanding shares of Company Stock or Fund Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (and, if required by the Surviving Corporation, upon the provision of an unsecured contractual indemnity against any claims that may be made against the Surviving Corporation), by the Person claiming to be the holder of the shares of Company Stock or Fund Stock, as applicable, represented by such lost, stolen or destroyed certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Merger Price to which such holder would be entitled pursuant to Section 2.5 of this Agreement in respect of the shares represented by such lost, stolen or destroyed certificate.

2.9 Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Stock and Fund Stock that are issued and outstanding immediately prior to the Effective Time and are held by stockholders owning Company Stock or Fund Stock, as applicable, who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have duly demanded and complied with all of the relevant provisions of Section 262 of the DGCL with respect to appraisal (the “Dissenting Shareholders” and the shares of Company Stock or Fund Stock, as applicable, held by such Dissenting Shareholders, the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Price with respect to each such Dissenting Share, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL.  Each of the Company and Fund shall (i) give prompt notice of any written demands for appraisal of any Company Stock or Fund Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) cooperate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Neither the Company nor Fund shall, except with the prior written consent of the other party hereto, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Price with respect to each such Dissenting Share in accordance with Section 2.5.

2.10 Fractional Shares.

 (i) Fractional shares of Company Stock and Fund Stock shall be entitled to the Merger Price on the same basis as whole shares of Company Stock and Fund Stock, except that any amounts payable with respect to such fractional shares (including the Merger Price) shall be the amount otherwise payable with respect to a whole share of Company Stock or Fund Stock, as applicable, multiplied by the applicable fraction of a share of Company Stock or Fund Stock, as applicable, represented by such fractional share.

(ii)  No certificates or scrip representing fractional shares of Class A Common Stock or Class B Common Stock shall be issued to former Company or Fund stockholders upon the surrender for exchange of certificates, and such former Company or Fund stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Surviving Corporation with respect to any fractional shares that would have otherwise been issued to such former Company or Fund stockholders.  Rather, the number of shares of Class A Common Stock or Class B Common Stock issuable to any former Company or Fund stockholder in payment of the portion of the Merger Price payable in respect of such former stockholder’s shares of shall in all cases be rounded up to the nearest whole share.

2.10 Reorganization under Section 368(a) of the Code.  The parties intend that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code and this Agreement is to be interpreted to that effect.  Each party agrees to render to the other parties reasonable assistance to preserve that tax treatment, however, no representation is made by any party hereto as to whether the transactions contemplated hereby will so qualify.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to Fund that the statements contained in this Article III are true and correct, except as set forth in the Schedules delivered by the Company to Fund concurrently herewith and which are attached hereto:

3.1 Organization.  The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company (a) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (b) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (c) has full power and authority (corporate and other) to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except, in the case of (a) and (b), where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.2 Subsidiaries.  The Company has no Subsidiaries.

3.3 Capital Structure.

(a) As of the Effective Date, the authorized capital stock of the Company consists of 100,000,000 shares of Company Stock, and no shares of preferred stock.  Schedule 3.3(a) hereto sets forth each shareholder who owns more than 5% of the shares of Company Stock issued and outstanding on the Effective Date.  There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible or exchangeable into securities having such rights) (“Company Voting Debt”) of the Company issued and outstanding.  There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the issued or unissued equity or membership interests of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any equity or membership interest or Company Voting Debt of, or other equity or membership interest in, the Company, as the case may be, (ii) securities convertible into or exchangeable for such equity or membership interests, or (iii) obligations of the Company to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible security, agreement, arrangement or commitment.

(b) There are no voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to the voting of any equity interest of the Company.  The Company is not a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire any equity or membership interests of the Company, whether as a result of the transactions contemplated by this Agreement or otherwise.

3.4 Authorization and Validity.  Subject to obtaining the Company Required Stockholder Approval, the Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Subject to obtaining the Company Required Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and each of the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been, and, Subject to obtaining the Company Required Stockholder Approval, each of the Company Documents required to be delivered at the Closing will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Fund) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.5 No Conflict; Consent.  Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company, or (b)  the Company’s certificate of incorporation or bylaws, or (c) the provisions of any indenture, instrument or agreement to which the Company is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company is required to be obtained by the Company in connection with the execution and delivery of this Agreement, or the legality, validity, binding effect or enforceability of this Agreement.  No consent, approval or authorization of, or notice to, any other person or entity, including, without limitation, parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by it of the transactions contemplated hereby.

3.6 Company Information.  The Company files reports pursuant to Section 15(d) of the Exchange Act.  The Company has included in its Exchange Act filings all material information regarding the Company required to be disclosed therein by the Exchange Act.  The Company financial statements included in its Exchange Act filings (the “Company Financial Statements”) have been prepared on a consistent basis during the relevant periods, and present fairly the financial position and results of operations and changes in cash flows of the Company as of the respective dates or for the respective periods reflected therein.

3.7 Material Adverse Effect.  Since September 30, 2007, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Company which could reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.8 Taxes.  The Company has timely filed all United States federal Tax returns and reports and all other applicable foreign, state and local Tax returns and reports that are required by law to be filed and all such Tax returns and reports are complete and correct.  The Company has paid when due all Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those, if any, that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided on the Company Financial Statements and as to which no Lien exists.  No Tax liens have been filed and no claims are being asserted with respect to any such Taxes.  The charges, accruals and reserves on the books of the Company in respect of any taxes or other governmental charges are adequate.

3.9 Litigation.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best knowledge of any of the Company’s officers, threatened against or affecting the Company which could reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.10 Compliance With Laws.  The Company has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.11 Broker’s or Finder’s Commissions.  No broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by the Company or any of its officers, directors or agents with respect to the transactions contemplated by this Agreement.

3.12 Disclosure.  Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to Fund by or on behalf of the Company pursuant to this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

3.13 Internal Accounting Controls.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 307 of Regulation S-B under the Exchange Act for the Company’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308(c) of Regulation S-B under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FUND

Fund hereby represents and warrants to Company that the statements contained in the Article IV are true and correct, except as set forth in the Schedules delivered by Fund to the Company concurrently herewith:

4.1 Organization.  Fund is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdictions of incorporation.  Fund (a) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (b) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (c) has full power and authority (corporate and other) to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except, in each case, where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to Fund.  Except as set forth on Schedule 4.1 hereto, Fund does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.

4.2 Authorization and Validity.  Subject to obtaining the Fund Required Stockholder Approval, Fund has all requisite power, and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Fund in connection with the transactions contemplated by this Agreement (the “Fund Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Subject to obtaining the Fund Required Stockholder Approval, the execution, delivery and performance by Fund of this Agreement and each of the Fund Documents, and the consummation by Fund of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Fund.  This Agreement has been, and, Subject to obtaining the Fund Required Stockholder Approval, each of the Fund Documents required to be delivered at the Closing will be at or prior to the Closing, duly and validly executed and delivered by Fund and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes, and each of the Fund Documents when so executed and delivered will constitute, legal, valid and binding obligations of Fund, enforceable against Fund in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3 Capital Structure.

(a) As of the Effective Date, the authorized capital stock of Fund consists of Stock 110,000,000 shares of capital stock, consisting of 105,000,000 shares of $.00001 par value common stock, and 5,000,000 shares of $.001 par value preferred stock. Each shareholder set forth on Schedule 4.3(a) hereto is the record owner on Fund’s books and records of the number of shares of Fund Stock set forth opposite such Shareholder’s name, which such number of shares in the aggregate constitutes one hundred percent (100%) of the Fund Stock issued and outstanding on the Effective Date. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible or exchangeable into securities having such rights) (“Fund Voting Debt”) of Fund issued and outstanding. Other than Fund’s stock incentive plan and options previously granted or committed to be granted thereunder, thereare no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the issued or unissued equity or membership interests of Fund, obligating the Fund to issue, transfer or sell or cause to be issued, transferred or sold any equity or membership interest or Fund Voting Debt of, or other equity or membership interest in, Fund, as the case may be, (ii) securities convertible into or exchangeable for such equity or membership interests, or (iii) obligations of Fund to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible security, agreement, arrangement or commitment

(b) There are no voting trusts, proxies or other agreements or understandings to which Fund is a party with respect to the voting of any equity interest of Fund.  Fund is not a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire any equity or membership interests of Fund, whether as a result of the transactions contemplated by this Agreement or otherwise.

4.4 No Conflict; Consent.  Neither the execution and delivery by Fund of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Fund, or (b)  Fund’s certificate of incorporation or bylaws, or (c) the provisions of any indenture, instrument or agreement to which Fund is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of Fund pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Fund is required to be obtained by Fund in connection with the execution and delivery of this Agreement, or the legality, validity, binding effect or enforceability of any of this Agreement.  No consent, approval or authorization of, or notice to, any other person or entity, including, without limitation, parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Agreement by Fund or the consummation by it of the transactions contemplated hereby.

4.5 Litigation.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to best knowledge of any of its officers, threatened against or affecting Fund that is reasonably likely to affect Fund’s ability to enter into this Agreement or any of the Fund Documents or to consummate the transactions contemplated hereby or thereby.

4.6 Broker’s or Finder’s Commissions.  No broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by Fund or any of its officers, directors or agents with respect to the transactions contemplated by this Agreement.

ARTICLE V
CLOSING

5.1 The Closing.  The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at the offices of  Pillsbury Winthrop Shaw Pittman LLP as soon as reasonably practicable following the satisfaction of the conditions set forth in this Article V, or such other date as mutually agreed to by the parties (the “Closing Date”).

5.2 Fund Conditions.  The obligation of Fund to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the Closing, of the following conditions (any of which may be waived by Fund in whole or in party to the extent permitted by applicable law):

(a) Representations and Warranties True.  The representations and warranties of the Company contained in Article III shall be true and correct in all material respects as of the Closing as though made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and the covenants and agreements set forth in Section 6.1 shall have been complied with in all material respects, and Fund shall have received a certificate to such effect from an appropriate officer of the Company.

(b) No Injunctions.  There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.

(c) Approval of Merger.  The Fund Required Stockholder Approval and the Company Required Stockholder Approval shall each have been obtained and not been rescinded.

(d) Contribution of Shares.  Mulsanne Enterprises Limited shall have irrevocably contributed 750,000 shares of Company Stock to the Company without consideration therefor.

(e) Investor Representations. Each holder of Company Stock or Fund Stock shall have delivered to the Company an Investor Representation Letter in form reasonably acceptable to counsel to Fund and counsel to the Company.

5.3 Company Conditions.  The obligation of the Company to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the Closing, of the following conditions (any of which may be waived by the Company in whole or in party to the extent permitted by applicable law):

(a) Representations and Warranties True.  The representations and warranties of Fund contained in Article IV hereof shall be true and correct in all material respects as of the Closing as though made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and the covenants and agreements set forth in Section 6.2 shall have been complied with in all material respects, and the Company shall have received a certificate to such effect from an appropriate officer of Fund.

(b) No Injunctions.  There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.

(c) Approval of Merger. The Fund Required Stockholder Approval and the Company Required Stockholder Approval shall each have been obtained and not been rescinded.

(d) Contribution of Shares.  Mulsanne Enterprises Limited shall have irrevocably contributed 750,000 shares of Company Stock to the Company without consideration therefor.

(e) Investor Representations. Each holder of Company Stock or Fund Stock shall have delivered to the Company an Investor Representation Letter in form reasonably acceptable to counsel to Fund and counsel to the Company.

5.4 Frustration of Closing Conditions.  Neither Fund nor the Company may rely on the failure of any condition set forth in Sections 5.2 or 5.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

5.5 Closing Deliverables.

(a) At the Closing, the Company will have delivered or caused to be delivered to Fund all of the following in form and substance satisfactory to Fund:

(i) a certificate of the secretary or assistant secretary of the Company, certifying (A) as to the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder, (B) that a true, correct and complete copy of the certificate of incorporation of the Company is attached, and (C) that a true, correct and complete copy of the bylaws of the Company is attached;

(ii) copies of the resolutions unanimously and duly adopted by the Company authorizing the execution, delivery and performance by the Company of this Agreement, and the consummation of all of the other transactions contemplated hereunder, certified as of the Closing Date by the secretary or assistant secretary of the Company;

(iii) a certificate dated as of the Closing Date from an officer of the Company stating that the conditions specified in Section 5.3 have been fully satisfied or have been waived by the Company;

(iv) a certificate of good standing and existence from the Secretary of State of the State of Delaware, as of a recent date, with respect to the Company.

(b) At the Closing, Fund will have delivered or caused to be delivered to the Company of the following in form and substance satisfactory to the Company:

(i) a certificate of the secretary or assistant secretary of Fund certifying (A) as to the names and true signatures of the officers of Fund authorized to sign this Agreement and the other documents to be delivered by Fund hereunder, (B) that a true, correct and complete copy of the certificate of incorporation of Fund is attached, and (C) that a true, correct and complete copy of the bylaws of Fund is attached;

(ii) copies of the resolutions unanimously and duly adopted by Fund’s boards of directors authorizing the execution, delivery and performance by Fund of this Agreement, and the consummation of all of the other transactions hereunder contemplated, certified as of the Closing Date by the secretary or assistant secretary of Fund;

(iii) a certificate dated as of the Closing Date from an officer of Fund stating that the conditions specified in section 5.2 have been fully satisfied or have been waived by Fund; and

(iv) a certificate of existence and good standing from the Secretary of State of the State of Delaware, as of a recent date, with respect to Fund.

ARTICLE VI
OTHER AGREEMENTS

6.1 Covenants of Company. After the Effective Date and until the earlier of (a) the Closing Date or (b) the termination of this Agreement, unless Fund shall otherwise consent in writing:

(a) Conduct of Business. The Company will carry on and conduct its businesses in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Without limiting the generality of the foregoing, the Company will not: (i) take any action to change the board of directors or executive management; (ii) declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its equity ownership; or directly or indirectly redeem, purchase, repurchase (except as required to consummate the transactions contemplated herein) or otherwise acquire any Company Stock or any securities or obligations convertible into or exchangeable for any of its Company Stock, as the case may be; (iii) enter into any new lines of business or otherwise make material changes to the operation of its business or (iv)  take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article III hereof materially untrue or incorrect.

(b) Taxes. The Company will timely file complete and correct United States federal and applicable foreign, state and local Tax returns required by law and pay when due all Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on the Company’s Financial Statements.

(c) Compliance with Laws. The Company will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(d) Merger. Except as contemplated by this Agreement, the Company will not merge or consolidate with or into any other Person.

(e) Dilution of Ownership. The Company will not consent to or approve of the issuance of (i) any additional equity securities, (ii) any instrument convertible voluntarily by the Company or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such securities, or (iii) any warrants, options, contracts or other commitments entitling any third party to purchase or otherwise acquire any such securities.

(f) Exclusivity.  The Company shall not, and the Company shall require each of its Subsidiaries and each of its and their respective officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Fund) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than Fund) or (iii) engage in discussions or negotiations with any party (other than Fund) concerning any such transaction described in clause (i) above. The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations.  If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify Fund of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

6.2 Covenants of Fund. After the Effective Date and until the earlier of (a) the Closing Date, or (b) the expiration or termination of this Agreement, unless the Company shall otherwise consent in writing;

(a) Conduct of Business. Fund will carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and in good standing in its jurisdiction of incorporation or organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Without limiting the generality of the foregoing, Fund will not: (i) take any action to change its board of directors or executive management; (ii) declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its equity ownership, or directly or indirectly redeem, purchase, repurchase (except as required to consummate the transactions contemplated herein) or otherwise acquire any common stock of Fund or any securities or obligations convertible into or exchangeable for any of its common stock, as the case may be; (iii) enter into any new lines of business or otherwise make material changes to the operation of its business; or (iv) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article IV hereof materially untrue or incorrect.

(b) Taxes. Fund will timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

(c) Compliance with Laws. Fund will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(d) Merger. Except as contemplated by this Agreement, Fund will not merge or consolidate with or into any other Person.

(e) Dilution of Ownership. Fund will not consent to or approve of the issuance of (i) any additional equity securities, (ii) any instrument convertible voluntarily by Fund or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such securities, or (iii) any warrants, options, contracts or other commitments entitling any third party to purchase or otherwise acquire any such securities.

6.3 Access. From the Effective Date until the Closing Date (or the termination of this Agreement), each party shall afford to the other party and such other party’s representatives reasonable access, upon reasonable notice during normal business hours, to all its properties, books, contracts, commitments, personnel and records and shall furnish promptly to such other party all information concerning its business, properties and personnel as may reasonably be requested. All such information as may be furnished by or on behalf of a party to another party or such other party’s representatives pursuant to this Section 6.3 shall be and remain confidential. No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.4 Notification of Certain Matters. Each of the Company and Fund shall promptly advise the other parties orally and in writing (a) if any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate in any material respect or (b) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) of any event or change or impending occurrence of any event or change of which it has knowledge and which has resulted, or which, insofar as can reasonably be foreseen, is likely to result, in any of the conditions to the transactions contemplated hereby set forth in Article V not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.5 Closing Efforts. Each of the parties hereto shall use its reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable commercial efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the parties hereto to consummate the Merger are satisfied.

ARTICLE VII
NONSURVIVAL; TERMINATION

7.1 Nonsurvival of Representations and Warranties. None of the representations and warranties made by the Company or Fund in this Agreement or in any certificate or schedule furnished hereunder shall survive the Effective Time.  None of the covenants or agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

7.2 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to the Closing as follows:

(a) by mutual written consent of Fund and the Company;

(b) by either Fund or the Company if the Closing shall not have been consummated by January 31, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party hereto whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such date;

(c) by Fund, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.2(a) and (B) is incapable of being cured by the Company or is not cured by the Company within 30 days following receipt of written notice from Fund of such breach or failure to perform; and

(d) by the Company, if Fund shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.3(a) and (B) is incapable of being cured by Fund or is not cured by Fund within 30 days following receipt of written notice from the Company of such breach or failure to perform.

7.3 Procedure Upon Termination

(a)  In the event of termination and abandonment pursuant to Section 7.2(a), (b) or (c), written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

7.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Fund or the Company; provided that (i) no such termination shall relieve any party hereto from liability for any willful breach of this Agreement (which, for the avoidance of doubt, includes any party hereto failing to close the transactions contemplated by this Agreement on the date for the Closing determined  pursuant to Section 5.1 of this Agreement and in accordance with the terms of this Agreement) and (ii) the obligations of the parties set forth in Article VIII hereof shall survive any such termination and shall be enforceable hereunder.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE VIII
GENERAL PROVISIONS

8.1 Headings. Section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

8.2 Expenses. Each party hereto shall bear its own out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys) paid or incurred by such party in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of this Agreement and the Merger.

8.3 Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of the Company or the Fund such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company and Fund, and otherwise to carry out the purposes of this Agreement.

8.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Company Documents and Fund Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law

8.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consent shall be void.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to such assigning party shall also apply to any such assignee unless the context otherwise requires

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.7 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at (a) its address or facsimile number set forth on the signature pages hereof or (b) such other address or facsimile number as such party may hereafter specify.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified on the signature pages hereof and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mail, certified or registered with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified on the signature pages hereof.

8.8 Choice of Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER THIS AGREEMENT) SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

8.9 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute (whether in contract or tort) or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.7.

8.10 Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH

8.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement may be executed and delivered by facsimile copy.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FUND.COM INC.

By:   /s/ Daniel Klaus
Name: Daniel Klaus
Title: Acting Chief Executive Officer
          Address: 455 Broadway, 4th Floor
          New York, New York 10012
          Attention: Daniel Klaus

EASTERN SERVICES HOLDINGS, INC.

By:    /s/ Akhee Rahman
Name: Akhee Rahman
Title: Chief Executive Officer
          Address: 1221 Ocean Avenue #1202
          Santa Monica, California 90401
          Attention: Akhee Rahman

Schedule 3.3(a)

Mulsanne Enterprises Limited

 Schedule 4.1

None.

Schedule 4.3(a)

Shareholder	Number of Shares of Fund Common Stock
MKL Consulting	3,400,000
Daniel Klaus	4,250,000
Lucas Mann	4,250,000
FYV Consulting Inc.	1,700,000
IP Global Investors, Ltd.	1,700,000
Devermont Communications, Ltd.	1,700,000
Orvius Corporation	1,700,000
Equities Media Acquisition Corp Inc.	5,000,000
Jamsfield Investments, Inc.	600,000
Global Asset Fund Ltd.	1,700,000
GBC Wealth Management Limited	2,000,000
Hettinger Media Ltd.	2,000,000
Stanwich Absolute Return Ltd.	2,000,000
Asia Capital Markets Limited	350,000
Taurus Global Opportunities Fund Ltd.	1,700,000
Total	34,050,000
Shareholder	Number of Shares of Fund Preferred Stock
Equities Media Acquisition Corp.	2,500,000
Total	2,500,000

EXHIBIT A

CERTIFICATE OF MERGER

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EASTERN SERVICES HOLDINGS, INC.